Exhibit 10.15

Confidential Treatment Requested by ITUS Corporation,

IRS Employer Identification No. 11-2622630

***CONFIDENTIAL TREATMENT REQUESTED***

Note: Confidential treatment requested with respect to certain portions hereof denoted with “[***]”

COLLABORATION AGREEMENT

THIS AGREEMENT is entered into on November 17, 2017 (hereinafter “Effective Date) by and between H. Lee Moffitt Cancer Center and Research Institute, Inc. a non-profit Florida corporation organized pursuant to Section 1004.43, Florida Statutes, whose address is 12902 Magnolia Drive Tampa, Florida 33612 (“Moffitt”) and Certainty Therapeutics, Inc., a corporation duly organized under the laws of  Delaware  whose address is 3150 Almaden Expressway, Suite 250, San Jose, California 95118 (hereinafter "Company"). Moffitt and Company are hereinafter referred to individually as “Party” and collectively as “Parties.”

WHEREAS, the Company has been formed to exploit certain Intellectual Property obtained in a license from The Wistar Institue of Anatomy and Biology pursuant to a License Agreement between The Wistar Institute of Anatomy and Biology (“Wistar”) and Company, dated November 13, 2017;

WHEREAS, Moffitt is a National Cancer Institute designated comprehensive cancer center, a statewide research institute, and a national resource for basic science, clinical research, and interdisciplinary approaches to research and patient treatment;

WHEREAS, Moffitt and Company through their respective scientists and investigators wish to jointly engage in the basic and/or translational research project set forth in the Research Plan (defined below) to perform preclinical testing necessary to support clinical testing in accordance with Good Laboratory Practices (GLP) and FDA requirements.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1                           DEFINITIONS.

1.1.            The foregoing recitals are hereby incorporated herein by reference and acknowledged as true and correct.  Unless specifically set forth to the contrary in this Agreement, the following terms, whether use in the singular or plural, shall have the respective meanings set forth below.

(a)                “Anti-Corruption Laws” shall mean any anti-bribery and anti-corruption laws, rules, regulations applicable to a party under this Agreement (each as amended from time to time) including the Prevention of Corruption Act (cap.241) of Singapore, the U.S. Anti-Kickback Law, U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010 and the OECD Convention Against the Bribery of Foreign Government Officials in International Business Transactions, together with any applicable implementing legislation, including any applicable local law addressing bribery or corruption.

(b)               “Budget” shall mean the budget that was agreed to by the Parties to be used for the purpose of performing the Research Plan, attached hereto as Exhibit C, which is incorporated herein in its entirety.  In the event Exhibit C is blank or is not attached hereto, then the Parties understand and agree that Company will not be providing funding for the Research Plan.

(c)                “Confidential Information” shall mean all information and materials, including but not limited to invention disclosures, proprietary technologies, economic information, business or research strategies, trade secrets and material embodiments thereof, furnished by or on behalf of such Party which would reasonably be considered to be proprietary or confidential, or that is marked “confidential” (or if provided in oral, visual or non-tangible form, made known at the time of disclosure to be confidential, but shall not include Data.

(d)                “Data” shall mean Moffitt Data and Company Data.

(e)                “Invention” shall mean any and all discoveries, developments, improvements, modifications, formulations, analogs or homologs, materials, compositions of matter, cell lines, processes, machines, manufactures and other inventions (whether or not patentable) conceived, discovered, or otherwise made under or arises from the Research Plan.

(f)                "Joint Inventions" shall mean Inventions arising from the Research Plan and invented jointly on one hand by Company employees or persons obligated to assign Inventions to Company and on the other hand by Moffitt employees. Moffitt and Company shall jointly own all Joint Inventions.

(g)               “Company Data” shall have the meaning set forth in Section 4.1.

(h)               "Company Inventions" shall mean Inventions arising from the Research Plan and invented solely by Company employees or persons obligated to assign their Inventions to Company. Company retains all right, title, and interest in and to all Company Inventions.

(i)                 “Company Research Materials” shall mean (i) compound, cell line, mouse, vector, antibody, tissue, or any material transferred from Company to Moffitt while this Agreement is in full force and effect and (ii) is fully identified and described in Exhibit A, which is incorporated herein in its entirety.  If Company Research Materials are not listed on or identified in Exhibit A, then the Parties understand and agree that Company will not be providing any Company Research Materials under this Agreement.

(j)                 “Moffitt Data” shall have the meaning set forth in Section 4.1 of this Agreement.

(k)               "Moffitt Inventions" shall mean Inventions arising from the Research Plan and invented solely by its employees, including from its employees use of Third Party Research Materials.  Moffitt has the full right and authority to protect and commercialize Moffitt Inventions.

(l)                  “Moffitt Research Materials” shall mean (i) compound, cell line, mouse, vector, antibody, tissue, or any material generated or created under the Research Plan and transferred from Moffitt to Company while this Agreement is in full force and effect and (ii) is fully identified and described in Exhibit A.  Moffitt Research Materials includes progeny and derivatives of Moffitt Research Materials.  If Moffitt Research Materials are not listed on or identified in Exhibit A, then the Parties understand and agree that Moffitt will not be providing any Moffitt Research Materials under this Agreement.

(m)             “Third Party Research Materials”  shall mean mean any third party owned (i) compound, cell line, mouse, vector, antibody, tissue, or any material generated, created that Moffitt is required to use to conduct the Research Plan while this Agreement is in full force and effect and (ii) are identified and described in Exhibit A.

(n)               “Option Period” shall have the meaning set forth in Section 6.5.

(o)               “Negotiation Period” shall have the meaning set forth in Section 6.5.

(p)                “Research Plan” shall mean the research described in Exhibit B, which is incorporated herein in its entirety.  The Research Plan may only be changed or amended by prior written agreement by the Parties.

(q)               “Term” shall have the meaning set forth in Section 7.1 of this Agreement.

ARTICLE 2                           SUPPLY OF RESEARCH MATERIALS.

2.1.            Company agrees to provide Moffitt with the Company Research Materials to the extent set forth in Exhibit A.  Company also may, at its discretion, provide Moffitt with certain information relating to the Research Materials.  Moffitt agrees to provide Company with Moffitt Research Materials to the extent set forth in Exhibit A.

ARTICLE 3                           RESEARCH ACTIVITIES.

3.1.            Moffitt and Company shall and use commercially reasonable efforts to undertake the Research Plan as set forth in Exhibit B.  The Research Plan may be modified, supplemented, or amended, but only as agreed to in writing by both Parties.

3.2.            Moffitt will use any Company Research Materials provided to Moffitt solely for research purposes in accordance with the Research Plan.  Moffitt will obtain written permission to use any Third Party Research Materials required to conduct the Research Plan.  Moffitt will not use Company Research Materials, Moffitt Research Materials, or Third Party Research Materials to conduct studies or trials in human subjects, in clinical trials, or for in vitro or in vivo diagnostic purposes involving human subjects without the prior written consent of Company.  Moffitt will not transfer any Company Research Materials to a third party.

3.3.            Company will use Moffitt Research Materials and Third Party Research Materials solely for research purposes in accordance with the Research Plan. Company will not use Moffitt Research Materials or conduct studies or trials in human subjects, in clinical trials, or for in vitro or in vivo diagnostic purposes involving human subjects without the prior written consent of Moffitt. Company will not transfer Moffitt Research Materials to a third party.  Company shall not use the Moffitt Research Material, Company Research Material, or Third Party Research Material to produce or manufacture products that will be sold, leased, licensed or transferred to any third party.

ARTICLE 4                           DATA AND REPORTING.

4.1.            “Moffitt Data” shall mean any data, results, analysis (including bioinformatic analysis), or other information generated by or in collaboration with Moffitt in its performance of the Research Plan or use of Company Research Materials or Third Party Research Materials.  “Company Data” shall mean any data, results, analysis (including bioinformatic analysis), or other information generated by Company in its performance of the Research Plan or use of the Moffitt Research Materials.  The Moffitt Data and Company Data shall be jointly owned by the Parties.    The Research Plan and all Moffitt Data and Company Data generated from conducting the Research Plan shall be conducted and recorded in accordance with Good Laboratory Practices (GLP) and in a manner to support an Investigational New Drug Application with the FDA.  From time to time, the Company and its authorized agents, may monitor the conduct of the Research Plan, and generation of Moffitt Data in accordance with these requirements and may visit Moffitt and meet with the Moffitt principal investigator(s) responsible for the performance of the Research Plan for the purpose of such monitoring.  Any such monitoring or visits shall be scheduled with reasonable advance notice in coordination with Moffitt during normal business hours and under Moffitt’s supervision.  To the extent required by law, Moffitt shall also permit inspection by responsible legal and regulatory authorities with respect to the Research Plan and preclinical studies to be conducted in accordance with the Research Plan or as otherwise reasonably necessary to satisfy the request of such authorities related to this Research Plan.  To the extent permitted by law and practicable, Moffitt shall notify Company of any such inspections.  Throughout the Term, Moffitt shall maintain complete and accurate records of all Moffitt Data and provide Company a copy of such Moffitt Data at least quarterly and upon reasonable request by Company and its authorized agents at time intervals other than quarterly.  Throughout the Term, Company shall maintain complete and accurate records of all Company Data and provide Moffitt a copy of such Company Data at least quarterly and upon reasonable request by Moffitt at time intervals other than quarterly.  Within sixty days after the expiration or termination of this Agreement or completion of the Research Plan, whichever is earlier, Moffitt shall promptly provide a written report, and copy, of any and all of the Moffitt Data to Company. Within sixty days after the expiration or termination of this Agreement or completion of the Research Plan, whichever is earlier, Company shall promptly provide a written report, and copy, of any and all of the Company Data to Moffitt.

4.2.            Company recognizes that Moffitt and any third party that may own rights in the Moffitt Data) may wish to publish the Data in scientific journals or present the Data at symposia or other academic meetings, and Company agrees that Moffitt (and any third party having rights in the Moffitt Data) will have the right to do so, solely in accordance with the following provisions.  Moffitt will submit to Company any such proposed publication or presentation of the Data at least thirty (30) days prior to the submission for publication or presentation.  If Company determines that the proposed publication or presentation contains patentable subject matter that requires protection, Company may require the delay of publication or presentation for an additional period of not more than thirty (30) days to permit the preparation and filing of a patent application.  If Company, on its own, or after consultation with Wistar, determines that the proposed publication or presentation includes Company Confidential Information, it will so inform Moffitt, and Moffitt will delete such Company Confidential Information from any proposed disclosure as directed by Company.  Notwithstanding the foregoing, once Company has reviewed a publication or presentation for written or oral disclosure and the additional period of 30 days to permit filing of a patent application has expired, Moffitt (and third parties) shall be allowed to freely disclose such publication or presentation in the future.   If Moffitt makes any material changes to a publication or presentation, such publication or presentation must be re-submitted to Company for review in accordance with this Section 4.2.

4.3.            The Parties may elect to collaborate together in writing a manuscript to be published in a respected scientific journal. For such jointly written manuscript, authorship shall be based on contributions to the Research Plan, in accordance with academic standards and custom.

ARTICLE 5                           OWNERSHIP; NO IMPLIED LICENSE.

5.1.            Moffitt acknowledges and agrees that, notwithstanding any other provisions of this Agreement, (i) Company holds all right, title, and interest in and to the Company Research Materials and Company Confidential Information, and (ii) Company has the right to use or permit others to use the Company Research Materials and Company Confidential Information at any time for any lawful purpose.  No option, license, or conveyance of rights, express or implied, is granted by Company to Moffitt in connection with any Company Research Materials or Company Confidential Information, except the right to use the Company Research Materials and Company Confidential Information in accordance with the terms of this Agreement.

5.2.            Company acknowledges and agrees that, notwithstanding any other provisions of this Agreement, (i) Moffitt holds all right, title, and interest in and to the Moffitt Research Materials and Moffitt Confidential Information, and (ii) Moffitt has the right to use or permit others to use the Moffitt Research Materials and Moffitt Confidential Information at any time for any lawful purpose.  No option, license, or conveyance of rights, express or implied, is granted by Moffitt to Company in connection with any Moffitt Research Materials or Moffitt Confidential Information, except the right to use the Moffitt Research Materials and Moffitt Confidential Information in accordance with the terms of this Agreement.  For the avoidance of doubt, this does not affect the Company’s joint ownership of the Moffitt Data as set forth in Section 4.1.

ARTICLE 6                           INVENTIONS.

6.1.            Inventorship shall be determined by the patent laws of the United States and initial ownership shall follow inventorship.  Each Party shall retain all of its right, title and interest in and to any and all inventions made prior to, or outside the activities of, this Agreement. Except as expressly set forth herein, no license, express or implied, is granted with respect to any patents, patent applications, know-how (whether patentable or unpatentable) or other intellectual property rights of the other Party.

6.2.            Moffitt shall have the sole right to file, prosecute and maintain patent applications and patents with respect to Moffitt Inventions.  Company shall have the sole right to file, prosecute and maintain patent applications and patents with respect to Company Inventions.

6.3.            With respect to Joint Inventions, Company shall file, prosecute, and maintain patent applications on behalf of the Parties, at Company’s sole expense.  With respect to any Joint Invention, Company shall (a) consult with Moffitt and keep Moffitt fully informed of the progress of all patent applications and patents, including all issues relating to the preparation, filing, prosecution and maintenance of patent applications and patents that claim Joint Inventions, (b) consult with Moffitt and keep the Moffitt fully informed about Company’s patent strategy with respect to patent applications that claim Joint Inventions, (c) provide to Moffitt advance copies of documents relevant to preparation, filing, prosecution and maintenance of the patent applications and patents that claim Joint Inventions sufficiently in advance of filing to allow Moffitt a reasonable opportunity to review and comment on such documents, (d) consider and implement all Moffitt comments on such patent filings, and (e) provide Moffitt with final copies of such documents.

6.4.            Company hereby grants Moffitt a royalty free, non sublicensable, non transferable, perpetual, non exclusive license to use and practice any Company Invention for its internal non-commercial research purposes.  Moffitt hereby grants Company a royalty free, non sublicensable, non transferable, perpetual, non exclusive license to use and practice any Moffitt Invention for its internal, non-commercial research purposes.

6.5.            Moffitt hereby grants Company an option to a royalty-bearing, sublicensable, exclusive license in Moffitt Inventions and Moffitt’s interest in Joint Inventions for such territories as Company may request.  Company may exercise its option to such exclusive license at any time within six (6) months after Moffitt notifies Company of a new Invention.  ("Option Period").  In the event Company notifies Moffitt in writing that it wishes to exercise its option to an exclusive license during the Option Period, the Parties shall have six (6) months ("Negotiation Period") to agree on the terms of such license, which shall be negotiated in good faith under commercially reasonable terms.  In the event that (a) Company fails to notify Moffitt of its desire to exercise its option to an exclusive license during the Option Period, or (b) Company notifies Moffitt that it does not wish to exercise its option to an exclusive license, or (c) the Parties are unable to agree on the terms of such license by the end of the Negotiation Period, then Moffitt shall have no further obligation to Company with respect to such Invention except that Company ’s internal research use license shall continue in effect.

6.6.            Moffitt shall obtain all intellectual property rights in all data and intellectual property that any vendor or subcontractor Moffitt engages in performing the Research Plan.  Any data that a vendor or subcontractor that Moffitt engages in performing the Development Plan generates or creates shall be treated as Moffitt Data jointly owned by Moffitt and the Company and any such subcontractor or vendor that Moffitt engages shall have no rights in and to such data, Moffitt also shall obtain all intellectual property rights in any new inventions that any vendor or subcontractor Moffitt engages develops in performing the Development Plan. To the extent that they are not Joint Inventions, any such inventions generated or created by a vendor or subcontractor that Moffitt engages in performing the Development Plan shall be treated as Moffitt Inventions, subject to Section 6.5.  In the event that Moffitt engages a third party academic organization to perform any of the activities under the Research Plan, Moffitt shall use commercially reasonable efforts to obtain the greatest amount of data and intellectual property rights from such relationship.  In any event, Moffitt shall ensure at a minimum, that any intellectual property that a third party academic organization creates or develops in the course of performing the Research Plan that is necessary for commercialization, shall be made available for license to Company on fair, reasonable, and non-discriminatory terms.

ARTICLE 7                           TERM AND TERMINATION.

7.1.            This Agreement will commence as of the Effective Date set forth in the first paragraph of this Agreement and unless terminated otherwise as provided herein, this Agreement will expire twenty-four (24) months from such date, unless extended upon mutual written agreement of the Parties (“Term”).

7.2.            Either Party may terminate this Agreement (i) upon any breach by the other Party of the terms or conditions of this Agreement, which breach cannot be, or is not, cured within thirty (30) days after the breaching Party receives written notice by the non-breaching Party regarding such breach or (ii) upon the other Party becoming bankrupt or making an assignment for the benefit of its creditors, upon appointment of a trustee or receiver for the other Party of all or substantially all of its property, or upon the filing of a voluntary or involuntary petition by or against the other Party under any bankruptcy or insolvency law, the reorganization or rearrangement provisions of the United States Bankruptcy Code, or any similar law, (iii) or upon the termination, death, or other nonavailability of the Moffitt principal investigator(s) responsible for conducting the Research Plan and the Parties cannot reach agreement on new principal investigators.  The rights of termination under this Section 7 will not be affected in any way by a Party's waiver or failure to take action with respect to any previous breach or other circumstance giving rise to the rights of termination hereunder.

7.3.            Termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of either Party prior to such termination.  Sections 3-6, 8, and 10-13 shall survive termination or expiration of this Agreement.  Upon expiration or termination of this Agreement, Moffitt (i) will immediately terminate the Research Plan, including without limitation ceasing all uses of the Company Research Materials and Company Confidential Information, and (ii) will, at the direction of Company, within thirty days after termination, destroy or return (a) all Company Research Materials supplied to it and (b) all copies of the Company Confidential Information (except that Moffitt may retain one copy of the Company Confidential Information solely for archival purposes, subject to the obligations of Section 8 below).  Upon expiration or termination of this Agreement, Company (i) will immediately terminate the Research Plan, including without limitation ceasing all uses of the Moffitt Research Materials and Moffitt Confidential Information, and (ii) will, at the direction of Moffitt, within thirty days after termination, destroy or return (a) all Moffitt Research Materials supplied to it and (b) all copies of the Moffitt Confidential Information (except that Company may retain one copy of the Moffitt Confidential Information solely for archival purposes, subject to the obligations of Section 8 below).

ARTICLE 8                           CONFIDENTIALITY AND USE.

8.1.            To the extent permitted by law, the Parties shall safeguard the other Party’s Confidential Information against disclosure to third parties with the same degree of care as it exercises with its own data of a similar nature. Moffitt and Company agree not to disclose Confidential Information to others (except to their employees, agents, independent contractors, consultants, or affiliates who are bound by a like obligation of confidentiality). The Parties shall use the Confidential Information of the other Party in furtherance of performing or carrying out their respective obligations and duties under this Agreement. Confidential Information does not include information which:

(a)                is publicly available prior to the date of this Agreement or becomes publicly available thereafter through no wrongful act of the receiving Party;

(b)               was known to the receiving Party prior to the date of disclosure or becomes known to the receiving Party thereafter from a third party having a bona fide right to disclose the information;

(c)                the receiving Party can demonstrate, through written documentation, was in the receiving Party’s rightful possession on a non-confidential basis prior to disclosure by the providing Party hereunder;

(d)               the receiving Party can demonstrate, through written documentation, is disclosed to the receiving Party without restriction on further disclosure;

(e)                the receiving Party can demonstrate, through written documentation, is independently developed without the use of the providing Party’s Confidential Information;

(f)                must reasonably be disclosed to regulatory authorities, provided that the receiving Party promptly notifies the providing Party to give the providing Party the opportunity to contest or limit the scope of such disclosure; or

(g)               is obligated to produce pursuant to an order of a court of competent jurisdiction or a facially valid administrative, legislative or other subpoena or pursuant to applicable law, provided that the receiving Party promptly notifies the providing Party to give the providing Party the opportunity to contest or limit the scope of such order.

8.2.            The obligations of confidentiality and non use under this Section 8 shall continue for five (5) years after the Effective Date.

8.3.            Use of Name; Publicity.  The parties may make the factual statement that Company has entered into this Collaboration Agreement with Moffitt and may discuss the terms of this Agreement, the Research Plan, and progress and status of the completion of the Research Plan, in filings of the Company or ITUS made with the Securities Exchange Commission (SEC) and in investor or road show presentations.

ARTICLE 9                           NOTICES.

9.1.            Any request, notice, report, payment, approval or other communication required or permitted under this Agreement will be in writing, and will be deemed delivered (i) on the date of delivery when delivered personally; (ii) on the date sent by confirmed facsimile (followed by the actual document sent by commercial express courier specifying next day delivery, with written verification of receipt); (iii) one business day after deposit with a commercial overnight courier specifying next day delivery, with written verification of receipt; or (iv) on the date received when sent by registered or certified mail, return receipt requested, postage prepaid; and (v) on the date received when sent by electronic mail.  All communications will be sent to the address set forth below or such other address as either Party may designate from time to time in accordance with this Section 9.1.

To Company : Certainty Therapeutics, Inc. 3150 Almaden Expressway, Suite 250, San Jose, California 95118 Attn: Amit Kumar, Chief Executive Officer Email: ak@ITUScorp.com

To Moffitt:

H. Lee Moffitt Cancer Center and Research Institute, Inc.

Attention: Director, Office of Sponsored Research

12902 Magnolia Drive, MBC-OSR

Tampa, FL  33612

Fax:  (813) 745-6804

awards@moffitt.org

With courtesy copies to:

H. Lee Moffitt Cancer Center and Research Institute, Inc.

Attention: Vice President for Research Administration

12902 Magnolia Drive, SRB-3

Tampa, FL  33612

Fax:  (813) 745-8709

H. Lee Moffitt Cancer Center and Research Institute, Inc.

Attn: L. David de la Parte, General Counsel

12902 Magnolia Drive

Tampa, Florida 33612-9497

ARTICLE 10                       GOVERNING LAW.

10.1.        This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida without reference to conflict of laws principles or statutory rules of arbitration included therein. Any dispute or proceeding under this Agreement shall be subject to the exclusive jurisdiction and venue of the 13th Judicial Circuit in and for Hillsborough County, Florida and the parties hereby consent to the exclusive personal jurisdiction and venue of these courts.

ARTICLE 11                       WARRANTIES AND INDEMNIFICATION.

11.1.        Moffitt accepts any Company Research Materials with the knowledge that they are experimental in nature and agree to comply with all laws and regulations for the shipping, handling and use thereof. COMPANY RESEARCH MATERIALS ARE BEING SUPPLIED “AS IS” WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY AGAINST INFRINGEMENT.  Company accepts the Moffitt Research Materials with the knowledge that they are experimental in nature and agree to comply with all laws and regulations for the shipping, handling and use thereof. MOFFITT RESEARCH MATERIALS ARE BEING SUPPLIED “AS IS” WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY AGAINST INFRINGEMENT.

11.2.        No indemnification for any loss, claim, damage, or liability is intended or provided by either Party under this Agreement.  Each Party shall be liable for any loss, claim, damage or liability that said Party incurs as a result of said Party’s activities under this Agreement.

ARTICLE 12                       PAYMENT SCHEDULE.

12.1.        Moffitt shall be compensated by Company for its conduct of the Research Plan in accordance with the Budget as outlined in Exhibit C of this Agreement.  The Budget sets forth the dollar amount and schedule for all payments owed to Moffitt under this Agreement.  Unless otherwise agreed in writing by the Parties, such payment amount is inclusive of any and all applicable fees, personnel costs, and overhead.

ARTICLE 13                       MISCELLANEOUS.

13.1.        The Parties shall have separate agreements with their employees whereby the employees are obligated to assign all right, title, and interest in any Invention generated in the course of the Research Plan to such Party.

13.2.        Company shall perform the Research Plan and its other obligations hereunder, and use the Moffitt Research Materials in compliance with all applicable laws, regulations and legal requirements, including but not limited to those relating to biotechnological research, handling and containment of biohazardous materials, and use or disclosure of patient information or materials.

13.3.        Moffitt shall perform the Research Plan and its other obligations hereunder, and use the Company Research Materials in compliance with all applicable laws, regulations and legal requirements, including but not limited to those relating to biotechnological research, handling and containment of biohazardous materials, and use or disclosure of patient information or materials.

13.4.        Moffitt shall (a) comply with all applicable laws, rules and regulations pertaining to the development, testing, manufacture, marketing, import or export of any licensed products; and (b) not employ, contract with or retain any person directly or indirectly in the performance of the Research Plan if such person is: (i) excluded from a Federal health care program as outlined in Sections 1128 and 1156 of the Social Security Act (see the Office of Inspector General of the Department of Health and Human Services List of Excluded Individuals/Entities at http://www.oig.hhs.gov/fraud/exclusions/exclusions_list.asp), (ii) debarred by any Health Authority, including (but not limited to) by the FDA under 21 U.S.C. 335a (see the FDA Office of Regulatory Affairs Debarment List at http://www.fda.gov/ICECI/EnforcementActions/FDADebarmentList/default.htm), or (iii) excluded from contracting with the federal government (see the Excluded Parties Listing System at www.sam.gov).

13.5.        Moffitt acknowledges that the transfer and use by foreign nationals of certain commodities and technical data is subject to U.S. laws and regulations controlling the export and use by foreign nationals of such commodities and technical data, including the Arms Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations (“EAR”) and the laws and regulations implemented by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”).  These laws and regulations, among other things, prohibit or require a license for the export or use by foreign nationals of certain types of technical data to specified countries.  Moffitt shall comply with all such applicable U.S. laws and regulations in the performance of the Research Plan.

13.6.        Moffitt agrees that it has not and will not, either directly or indirectly, engage in bribery, or offer, or promise, or authorize to pay or make any improper payment of any monies or financial or other advantage, including cash, loan, gift, travel, entertainment, hospitality, facilitation payment, kickback, political or philanthropic contribution, anything of value, or any other perceived benefit to improperly obtain or retain a business advantage in violation of any Anti-Corruption Laws and further, each party hereunder agrees that it shall not take any action that would cause the other parties to be in violation of such Anti-Corruption Laws in the performance of the Research Plan.

13.7.        The Parties represent and warrant that they have the right and authority to enter into this Agreement and perform its obligations and grant the rights granted hereunder and that no pre-existing or future obligation, through contract or otherwise, will substantially interfere with or prevent them from performing its obligations or substantially interfere with or prevent them from exercising its rights hereunder.

13.8.        Each Party shall not assign or transfer any rights, obligations or duties under this Agreement without the prior written consent of the other Party.

13.9.        This Agreement shall constitute the entire understanding between the Parties and supersedes any and all prior or contemporaneous representations, agreements and promises, written or oral, between the Parties regarding the subject matter of this Agreement. No modification, amendment, or waiver may be accomplished to the terms of the Agreement without the written consent of both Parties.

13.10.    This Agreement may be executed in one or more counterpart copies (including by facsimile, pdf, or other electronic delivery), which when joined, shall together constitute one agreement.

13.11.    In the event that any provision of this Agreement shall be found invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

13.12.    It is understood that this Agreement in no way alters any rights that the U.S. Government might have.

13.13.    The headings preceding the text of each section of this Agreement are for convenience only and shall not be construed to define, modify, expand, limit, or affect the construction of or to be taken into account in interpreting the substance of this Agreement.

13.14.    The failure of any Party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of either such provision or of the right of such Party thereafter to enforce each and every provision of this Agreement.

13.15.    Company shall comply with all applicable United States law and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce.  Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries.  Company hereby gives written assurance that it will comply with all applicable United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself.

13.16.    ITUS Corporation hereby absolutely, unconditionally and irrevocably guarantees to Moffitt the Company’s timely and faithful payment of all financial obligations to Moffitt as set forth in Section 12 and the Budget in Exhibit C of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

CERTAINTY THERAPEUTICS, INC.		H. LEE MOFFITT CANCER CENTER AND
RESEARCH INSTITUTE, INC.

By:	/s/Amit Kumar	By:	/s/Margaret J. Fonner

Name:	Amit Kumar	Name:	Margaret J. Fonner, CRA

Title:	Chief Executive Officer (CEO)	Title:	Director, Office of Sponsored Research

ITUS CORPORATION

By:	/s/Michael J. Catelani

Name:	Michael Catelani

Title:	Chief Operating Officer (COO)

EXHIBIT A

DESCRIPTION AND QUANTITY OF MOFFITT RESEARCH MATERIALS, COMPANY RESEARCH MATERIALS AND THIRD PARTY RESEARCH MATERIALS

Moffitt Research Material	Description of Material	Quantity
***	***	***
Company Research Material	Description of Material	Quantity
***	***	***

Third Party Research Material	Description of Material	Quantity
Master Cell Bank	***	Quantity will be agreed upon by both Parties during the term of the Agreement

EXHIBIT B

RESEARCH PLAN

The goal of this project is to develop a new Chimeric Endocrine Receptor T cell (CERTcell™) therapy against ovarian and prostate cancer, which is similar to chimeric antigen receptors (CARs) T cell therapy but instead using the natural receptor-ligand interactions between follicle-stimulating hormone (FSH) and its receptor (FSHR) expressed on ovarian tumor cells. Upon ligand:receptor interactions, these modified T cells are activated via signaling domains converting these T cells into potent and selective tumor cell killers. Specifically, this proposal will address the necessary preclinical optimization for subsequent clinical testing.

  BACKGROUND AND SUMMARY OF PUBLISHED RESULTS (PMID: 27435394)

Fig.1. Schematic depiction of FSHR-targeting CER constructs. To target FSHR, we synthetized a construct expressing a signal peptide, followed by the two subunits of FSH (FSHb and CGa the latter common to LH and TSH), separated by a linker. This targeting motif was cloned in frame with a hinge domain from CD8a, followed by the transmembrane domain of CD8a, the intracellular domain of a co-stimulatory mediator (4-1BB and CD28 will be tested) and, finally, the activating CD3z domain.

1-In an effort to overcome the paucity of surface (targetable) antigens selectively expressed by tumor cells and not by healthy tissues, we identified FSHR as a targetable (cell surface) antigen present on >50 of ovarian carcinomas of different histological types, including serous malignancies1-3.

2-We demonstrated that in healthy adult women, the FSHR is only expressed in the ovary (granulosa cells4 and at low levels in the ovarian endothelium5), but NOT in any other healthy tissue, including the brain3. Given that oophorectomy is a standard procedure in the treatment of ovarian cancer, targeting the FSHR will not damage healthy tissues.

3-Human T cells expressing full-length FSH-redirected chimeric receptors (FSHCER T cells; Fig.1) mediate significant therapeutic effects (including tumor rejection) against 3 of 4 patient-derived tumors in vivo, compared to mock-transduced T cells. Consistently, the growth of established FSHR+ human ovarian cancer CaOV3 tumors was significantly delayed in mice receiving a single injection of 6 million CERT cells, while administration of mock-transduced T cells allows tumor progression.

4-In immunocompetent mice growing syngeneic, orthotopic, and aggressive ovarian tumors, fully murine FSH-targeted T cells (carrying mouse FSH as a targeting motif for mouse FSHR) also increased survival without any measurable toxicity.

B. APPROACH

PHASE I. Milestone: Define the Maximum Tolerated Dose for FSHCER T cells and show safety in vivo   .

We demonstrated that the administration of 2 doses of 1.5 million FSHCER T cells targeting murine FSHR into peritoneal ovarian cancer (ID8-Vegf/Defb29)-bearing immunocompetent mice delayed malignant progression without any alterations in hepatic enzymes, creatinine or any other obvious sign of toxicity3. These experiments will define the maximum tolerated dose for a single infusion of CERTcells. Here, Moffitt will infuse tumor-free C57BL/6 mice (5/group) with 106, 107, or 2 X 107 mouse FSHCERTcells or HBSS (4 groups), and follow them for 5 months. Doses have been selected based on 5 years of experience with adoptive transfer of T cells in various preclinical models3,6-10. T cells will be initially infused i.p., because this is the route endorsed by the NCI for targeting ovarian cancer in the clinic11). In complementary experiments, Moffitt will also challenge NSG mice (5/group) with flank OVCAR3 cells (106) and also treat them at day 14 with 106, 107, or 2 X 107 human FSHCERTcells or HBSS. These mice will be followed until tumors reach 2 cm in any dimension or signs of GVHD (general health deterioration; see below) become obvious.

Readouts of potential toxicity. In all mice, the following readouts will be monitored:

General health status: The health status of mice will be monitored closely over the first 24 h period, and daily thereafter for one week, then once weekly for the duration of the study. Euthanasia by CO2 will be performed when the following clinical signs associated with pain/distress are observed: Difficult breathing increased respiratory rate, decreased movements or reduced grooming and feeding. Alternatively, mice appearing significantly comprised (e.g. dehydrated, anorexic, dyspnic) will be immediately removed from the study and euthanized by CO2.

Body weight: Moffitt will measure and record body weight daily for the first week, and once per week until the conclusion of the study. If mice experience >10% body weight loss in 24 h they will be euthanized. Otherwise, recorded body weight will be compared to control mice.

IL-6: Serum will be collected through retroorbital bleeding daily for the first 3 days after FSHCER T cell administration, and circulating levels of IL-6 (responsible for the cytokine release syndrome observed in some patients12) will be quantified. Differences between treatment and control groups will be recorded.

Liver and kidney function: Serum will be also collected by Moffitt through retroorbital bleeding at days 10, 20 and 30 after FSHCERT cell administration, and at the end of the study. AST, ALT and creatinine will be quantified as markers of liver and hepatic function. Differences between treatment and control groups will be recorded.

Cytokines in peritoneal fluid: In different groups of mice treated with the maximum tolerated dose vs. HBSS (5/group), we will also collect peritoneal wash by perfusing the peritoneal cavity with 1 mL of saline at day 3 after FSHCER T cell administration. IL-6 and TNF-a will be determined through ELISA.

Histology: The liver, pancreas, intestine, heart, kidney, brain, and lung will be examined by Moffittfor evidence of tissue damage in H&E staining as well as the presence of (CD45+) inflammatory infiltrates by IHC at the completion of the study. Leukocyte accumulation in healthy tissues will be compared.

Phase I will be completed during year 1.

PHASE II. Milestone: Manufacturing of clinical grade materials for clinical use                                           .

Generation of clinical grade vectors for clinical use. Moffitt will work with ***. In collaboration with them, Moffitt will produce a master cell bank using retro-viral vectors encoding the FSH-targeted construct and the proper packaging cells (e.g., pSFG retroviruses packaged in PG13 cells). Moffitt will sequence the vector containing the FSHCERT from 5’LTR to the 3’LTR to ensure that the construct is inserted without alterations to its sequence. We will then test the product to assure the safety of biological products, including: (1) sterility, (2) mycoplasma, and (3) adventitious viral agents, following FDA guidelines. Alternatively, we will consider the production of enough clinical grade CERTcell viral supernatant for a phase I trial through another third party vendor subject to Company approval.

Production of clinical grade materials for clinical use. Moffitt will also optimize protocols for the production of human FSHCERT cells using reagents that will be used in the clinical trial and samples from the aphaeresis of 2 healthy donors. Moffitt will perform these experiments at the Cell Therapies Core of Moffitt Cancer Center, which has cutting-edge GMP facilities and experienced personnel for translation of cellular therapies.

FSHCER constructs will be transduced by spinoculation on CD3/CD28-activated CD3+ T cells enriched from minileukapheresis products and exposed to viral supernatant on retronectin coated plates in the presence of cytokines. Using FSHCERT cells generated in this manner, Moffitt will design a Q-PCR assay for determining the trafficking and persistence of adoptively transferred CERTcells in vivo in peripheral blood in our future clinical trial. In addition, Moffitt will optimize a flow cytometry analysis of transferred CERTcells based on the detection of FSHb on transduced (CD3+) T cells, by fluorescently labeling available anti-human FSH antibodies, or using a primary anti-FSH antibody and a fluorescently labeled secondary antibody.

Studies including cryopreservation and storage at 4°C will be performed in transduced CERTcells at the end of cell processing. CERTcells cryopreserved for 1, 3 and 6 months, or stored at 4°C for 24, 48 and 72 hours, will be evaluated for cell viability, CERT expression and functional activity against FSHR-expressing (OVCAR3) tumor cells.

Phase II will be completed between months 3 and 20.

Subsequent goals(outside scope of the Agreement that the parties may pursue)                                                                                                                                         .

The ultimate goal of this research collaboration is to move these interventions to a clinical trial. Our current expectations for clinical protocol planning and drafting, to be modified depending on the FDA’s feedback, are outlined below:

-The initial trial should be designed as an open-label, single-arm pilot clinical trial of autologous FSHR redirected T cells administered intraperitoneally in patients with recurrent, chemoresistant FSHR+ ovarian carcinoma that expresses FSHR, as determined in previous biopsies or the original tumor by western-blot analysis.

-Clinical SOPs should be designed based on Moffitt’spreclinical results and other ongoing trials using different CART cell formulations (e.g., https://clinicaltrials.gov/ct2/show/NCT02498912?term=muc+ovarian+cancer&rank=6 ).

-As for other ongoing CAR T cell trials, in some patients a lymphodepleting cyclophosphamide dose of 750 mg/m2 will be administered 2-4 days prior to starting the T cell infusion.

-The primary toxicity that is anticipated is inflammation caused by killing of tumor cells that express the target, which will be preclinically addressed in Phase I.

-After setting the starting dose, a conventional dose escalation should be based on log (or, if required by FDA, half-log) increments. It is important to note that, because Moffitt will use endogenous FSH, the risk of anaphylaxis or immune targeting of CART cells previously described for xenogeneic (murine) scFvs is negligible. Equally important, the expression of the FSH receptor is limited to the ovary, which is routinely resected in ovarian cancer patients.

-Under the scientific direction and oversight of Drs. Marco Davila and Daniel Abate-Daga, Moffitt will  assist Certainty Therapeutics, Inc.  with submission of the IB, IC, protocol, and other necessary documents to the Recombinant DNA Advisory Committee (RAC), the institutional biosafety committee (IBC), the IRB, the DSMB, the local Phase I committee for the trial site, and the FDA for approval. We anticipate that these necessary regulatory submissions could be completed by the end of the second year of this collaboration.

BIBLIOGRAPHY AND REFERENCES CITED

1.         Zhang, X.Y., et al. Follicle-stimulating hormone peptide can facilitate paclitaxel nanoparticles to target ovarian carcinoma in vivo. Cancer Res 69, 6506-6514 (2009).

2.         Al-Timimi, A., Buckley, C.H. & Fox, H. An immunohistochemical study of the incidence and significance of human gonadotrophin and prolactin binding sites in normal and neoplastic human ovarian tissue. Br J Cancer 53, 321-329 (1986).

3.         Perales-Puchalt, A., et al. Follicle-Stimulating Hormone Receptor Is Expressed by Most Ovarian Cancer Subtypes and Is a Safe and Effective Immunotherapeutic Target. Clin Cancer Res 23, 441-453 (2017).

4.         Simoni, M., Gromoll, J. & Nieschlag, E. The follicle-stimulating hormone receptor: biochemistry, molecular biology, physiology, and pathophysiology. Endocr Rev 18, 739-773 (1997).

5.         Vannier, B., Loosfelt, H., Meduri, G., Pichon, C. & Milgrom, E. Anti-human FSH receptor monoclonal antibodies: immunochemical and immunocytochemical characterization of the receptor. Biochemistry 35, 1358-1366 (1996).

6.         Amatangelo, M.D., et al. Three-dimensional culture sensitizes epithelial ovarian cancer cells to EZH2 methyltransferase inhibition. Cell Cycle 12, 2113-2119 (2013).

7.         Nesbeth, Y. & Conejo-Garcia, J.R. Harnessing the effect of adoptively transferred tumor-reactive T cells on endogenous (host-derived) antitumor immunity. Clin Dev Immunol 2010, 139304 (2010).

8.         Nesbeth, Y., et al. CCL5-mediated endogenous antitumor immunity elicited by adoptively transferred lymphocytes and dendritic cell depletion. Cancer Res 69, 6331-6338 (2009).

9.         Nesbeth, Y.C., et al. CD4+ T cells elicit host immune responses to MHC class II- ovarian cancer through CCL5 secretion and CD40-mediated licensing of dendritic cells. J Immunol 184, 5654-5662 (2010).

10.       Stephen, T.L., et al. Transforming Growth Factor beta-Mediated Suppression of Antitumor T Cells Requires FoxP1 Transcription Factor Expression. Immunity 41, 427-439 (2014).

11.       Walker, J.L., et al. Intraperitoneal catheter outcomes in a phase III trial of intravenous versus intraperitoneal chemotherapy in optimal stage III ovarian and primary peritoneal cancer: a Gynecologic Oncology Group Study. Gynecol Oncol 100, 27-32 (2006).

12.       Lee, D.W., et al. T cells expressing CD19 chimeric antigen receptors for acute lymphoblastic leukaemia in children and young adults: a phase 1 dose-escalation trial. Lancet (2014).

EXHIBIT C

BUDGET

Principal Investigator: Conejo-Garcia, Jose
BUDGET -YEARS 1 AND 2
PERSONNEL				YEAR 1		YEAR 2			TOTAL
NAME	ROLE ON PROJECT	Percent Effort Devoted	Calendar Months Devoted	Salary and Fringe Benefits		Salary and Fringe Benefits
KEY PERSONNEL (MCC A)
Dr. Conejo-Garcia	PI	***	***
Dr. Davila	Co-I	***	***
Dr. Abate-Daga	Co-I	***	***
Dr. Kelley	Co-I	***	***
TECHNICAL STAFF (MCC B)
TBN	Post Doc	***	***
SUBTOTALS →				$ ***		$ ***		$ ***

Materials and Supplies
Glassware and Plasticware				$	***	$	***
Beads for lmmunopurification and T cell expansion				$	***	$	***
Antbodies (FACS, T cell expansion)				$	***	$	***
Reagents for Q-PCR						$	***
ELISAS, immunological analysis				$	***
cell culture				$	***	$	***
Other Expenses
Comparative Medicine				$	***
FACS sorting				$	***	$	***
Human Cells Procurement				$	***	$	***
Generation and testing of a master cell bank (retrovirus)(Rimedion)				$	***
Clinical supernatant production and testing (Rimedion)						$	***
Cell Therapy Core (4 tech transfer runs)						$	***
Alliance Management Fee				$	***	$	***
								$	***
SUBTOTAL DIRECT COSTS				$	***	$	***	$	***
FACILITIES AND ADMINISTRATIVE COSTS @ ***				$	***	$	***	$	***
TOTAL COSTS FOR TOTAL PERIOD					$458,684		$701,671		$1,160,355

Moffitt may amend and re-allocate funds within the Budget from time to time at its sole discretion, as long as the total dollar amount of all payments owed to Moffitt under this Agreement are not changed as a result of the re-allocation.

Payment Schedule: $250,003 shall be invoiced upon execution of the Agreement

$227,588 shall be invoiced at 6, 12, 18, and 24 months post-Effective Date of the Agreement

Payment is due within 45 days after receipt of invoice.

Invoice:

Moffitt shall submit invoices to:

Name: Dr. Amit Kumar

Email: ak@ituscorp.com

CC: mcatelani@ituscorp.com